Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of April 11, 2022 by and between Newbury Street Acquisition Sponsor LLC, a Delaware limited liability company, Thomas Bushey, and Kenneth King (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Common Stock, $0.0001 par value per share, of Newbury Street Acquisition Corporation. Each Party hereto agrees that the Schedule 13D, dated April 11, 2022, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: April 11, 2022	NEWBURY STREET ACQUISITION SPONSOR LLC

	By:	/s/ Thomas Bushey
Name: Thomas Bushey
Title: Managing Member

Date: April 11, 2022	/s/ Kenneth King
Name: Kenneth King
Title: Managing Member

Date: April 11, 2022	/s/ Thomas Bushey
Thomas Bushey

Date: April 11, 2022	/s/ Kenneth King
Kenneth King